For the annual period ended  9/30/98
File number 33-61997

                          SUB-ITEM 77 D


         Policies with Respect to Securities Investments

     On May 14, 1997 the Directors authorized the following changes for Prudential Jennison Series Fund, Inc.:

I.   Amending the Fund's corporate charter to read:

               "The name of the corporation (herinafter called the "Corporation")
          is The Prudential Investment Portfolios, Inc."

 II. Instituting   the  following  changes  for   Prudential
     Jennison  Active  Balanced  Fund,  a  series   of   The
     Prudential Investment Portfolios, Inc.:

     1. A change to the Series' investment objective, to read:

               "To seek income and long-term growth of capital by investing in a portfolio of equity, fixed income and money market securities which are actively managed to capitalize on opportunities created by perceived misvaluations."

     2.   A change to the Series' borrowing policy from  20%
     to 30%.

     3. A change to the Series' investment restriction number 9, to read:

               The  Fund  may  not invest in  securities  of
          other investment companies, except: (i) purchases in the open market involving only customary brokerage commissions and as a result of which the Fund will not hold more than 3% of the outstanding voting securities of any one investment company, will not have invested more than 5% of its total assets in any one investment company and will not have invested more than 10% of its total assets (determined at the time of investment) in such securities of one or more investment companies,
          (ii) as part of a merger, consolidation or other acquisition, or (iii) purchases of affiliated investment company shares pursuant to and subject to such limits as the Securities and Exchange Commission may impose by rule or order."

     4.   A  change to the Series' investment policies  with
     respect   to   allocation  and  grade  of   securities,
     authorizing the Fund:

               (i) to change its allocation guidelines between equity securities, fixed-income securities and money market instruments to permit the money market portion of the investments to exceed 35% for hedging purposes; (ii) with respect to the fixed-income portion of the Series, to invest primarily in securities rated BBB/Baa or better by a nationally recognized statistical rating organization, (iii) to increase its ability to invest in below-investment grade debt securities from 5% of the Fund's total assets to 20% of the fixed income portion of the Series' total assets; and (iv) to change the weighted average maturity of the fixed income component of the Series to between 3 and 30 years,

     5. A change to the name of the Series, from "Prudential
     Jennison  Active  Balanced Fund" to "Prudential  Active
     Balanced Fund,"


     6.  A  change in the Series' subadviser, from  Jennison
     Associates LLC to  Prudential Investment Corporation.



























     T:\martin\N-SAR\INVP-JEN\11-98\77D